ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Exhibits. {Brown, Graham & Company, PC Letterhead}


August 03, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentleman:

We were previously the independent accountants for EnXnet, Inc. On June 18, 2004, we were dismissed as the independent accountants of EnXnet, Inc. We have read the statements made by EnXnet, Inc included under Item 4 of its Form 8-K/A dated July __, 2004, and we agree with such statements.


/s/ Brown, Graham & Company, PC,
Georgetown, Texas
August 03, 2004